Exhibit 2
VOTING AGREEMENT
          This VOTING AGREEMENT is dated as of May 13, 2011 (this “Agreement”), by and among ACT-DE LLC (the “Shareholder”) and Encompass Supply Chain Solutions, Inc (“Newco”).
W I T N E S S E T H:
          WHEREAS, concurrently with the execution of this Agreement, Sancompass, Inc., a Delaware corporation (the “Parent”) and Newco and Encompass Group Affiliates, Inc., a Florida corporation (“Encompass”), Encompass Parts Distribution, Inc., a Delaware corporation and a wholly-owned subsidiary of Encompass (“Encompass Parts”), Cyber-Test, Inc., a Delaware corporation (“Cyber-Test”), Vance Baldwin, Inc., a Florida corporation (“Vance Baldwin”), Tritronics, Inc., a Maryland corporation (“Tritronics”) and Encompass Service Solutions, Inc., a Delaware Corporation (“Encompass Service Solutions” and with Encompass, Encompass Parts, Cyber-Test, Vance Baldwin, Tritronics and Encompass Service Solutions, each a “Seller” and collectively, the “Sellers”) entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”);
          WHEREAS, pursuant to the Asset Purchase Agreement, Newco will acquire substantially all of the assets of the Sellers and assume certain of the liabilities of the Sellers (the “Purchase Transaction”);
          WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner, a majority shares of Common Stock (as hereinafter defined);
          WHEREAS, as a condition and inducement to Newco entering into the Asset Purchase Agreement, Newco has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
Article I. GENERAL
          Section 1.01 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.
          “Beneficial Ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
          “Common Stock” means the common stock of Encompass, as determined on an as-converted basis.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
          “Covered Shares” means, with respect to the Shareholder, the Shareholder’s Existing Shares, together with any shares of Common Stock or other voting equity interest of Encompass and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting equity interest of Encompass, in each case that the Shareholder has or acquires Beneficial Ownership of on or after the date hereof.
          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).
          “Existing Shares” means, with respect to the Shareholder, the shares of equity Beneficially Owned and (except as may be set forth on Schedule 1 hereto), owned of record by the Shareholder, as set forth opposite the Shareholder’s name on Schedule 1 hereto.
          “Permitted Transfer” means a Transfer by the Shareholder that is permitted by Section 2.1 of the Stockholder Agreement and in which the transferee has agreed to be bound by the terms and provisions of this Agreement.
          “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
          “Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.
          “Stockholder Agreement” means that certain Stockholder Agreement, dated August 17, 2007, as amended, among Encompass and the holder of its Series C Preferred Stock.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
Article II. VOTING
     Section 2.01 Agreement to Vote.
The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the shareholders of Encompass, however called, including any adjournment or postponement thereof, held for the purpose of submitting the Purchase Transaction to the shareholders for approval, and in connection with any written consent of the shareholders of Encompass solicited for the purpose of obtaining shareholder approval for the Purchase Transaction, the Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:
(i)	appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)	vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (1) in favor of the adoption of the Purchase Transaction; and (2) subject to the last sentence of this Section 2.01, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Sellers contained in the Asset Purchase Agreement, or of the Shareholder contained in this Agreement. The obligations of the Shareholder specified in this Section 2.01 shall apply whether or not the Purchase or any action described above is recommended by the Board of Directors of Encompass (or any committee thereof).
Notwithstanding anything to the contrary in this Agreement, if the board of directors of Encompass has accepted an Acquisition Proposal described in Section 9.1(d) of the Asset Purchase Agreement (a) the Shareholder shall not be restricted or prohibited from voting in favor of, consenting to or approving such Acquisition Proposal and (b) the Shareholder shall not be required to vote in favor of, consent to or approve the Purchase Transaction.
     Section 2.02 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares (other than the Stockholder Agreement), (i) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.03 hereof), consent or power of attorney with respect to the Covered Shares (other than as set forth in the Stockholder Agreement) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement.
     Section 2.03 Proxy. The Shareholder hereby irrevocably appoints as his proxy and attorney-in-fact, Michael Ewald and Ranesh Ramanathan, in their respective capacities as officers of Newco, and any individual who shall hereafter succeed to any such officer of Newco, and any other Person designated in writing by Newco (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.01 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meetings of the shareholders of Encompass at which any of the matters described in Section 2.01 was to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Covered Shares. Newco may terminate this proxy with respect to the Shareholder at any time at its sole election by written notice provided to the Shareholder. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 2.03 shall terminate and be of no further force and effect upon the termination of this Agreement or upon an acceptance by the board of directors of Encompass of an Acquisition Proposal described in Section 9.1(d) of the Asset Purchase Agreement.
Article III. REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Newco as follows:
(a)	Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)	Ownership. The Shareholder’s Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, beneficially owned and owned of record by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. The Shareholder has good and marketable title to the Shareholder’s Existing Shares, free and clear of any Encumbrances other than those imposed by applicable securities laws. As of the date hereof, the Shareholder’s Existing Shares constitute all of the shares of equity interest in Encompass or owned of record by the Shareholder. The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date.

(c)	No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Law, ordinance or regulation of any Governmental Entity applicable to the Shareholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)	Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e)	Absence of Litigation. There is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)	Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Newco, the Parent, or the Sellers in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

(g)	Reliance by Newco and the Parent. The Shareholder understands and acknowledges that Newco and the Parent are entering into the Asset Purchase Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein. The Shareholder understands and acknowledges that the Asset Purchase Agreement governs the terms of the Purchase and the other transactions contemplated thereby.
Article IV. OTHER COVENANTS
     Section 4.01 Prohibition on Transfers, Other Actions. The Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement or (iii) take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
     Section 4.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock or other equity by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
     Section 4.03 Notice of Acquisitions, Proposals Regarding Permitted Transfers. The Shareholder hereby agrees to notify Newco as promptly as practicable (and in any event within 48 hours) in writing of (i) the number of any additional shares of Common Stock or other securities of Encompass of which the Shareholder acquires Beneficial Ownership on or after the date hereof and (ii) any Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or any other interest therein.
     Section 4.04 Waiver of Appraisal Rights. To the fullest extent permitted by applicable law, the Shareholder hereby waives any rights of appraisal that it may have under applicable law.
     Section 4.05 Further Assurances. From time to time, at Newco’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Shareholder hereby authorizes Newco to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement.
Article V. MISCELLANEOUS
     Section 5.01 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the termination of the Asset Purchase Agreement and (b) the making of any material waiver, amendment or other modification of the Asset Purchase Agreement without the prior written consent of the Shareholder; provided, however, that the provisions of this Section 5.01 and Section 5.03 through Section 5.12shall survive any termination of this Agreement without regard to any temporal limitation. Nothing in this Section 5.01 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.
     Section 5.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Newco any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Newco shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

     Section 5.03 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
     by hand (in which case, it will be effective upon delivery)
     by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
     by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
     in each case, to the address (or facsimile number) listed below:
          If to the Shareholder, to it at:
ACT-DE, LLC
c/o HIG Capital
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: William J. Nolan
Facsimile: 617-425-5668
          with a copy (which shall not itself constitute notice) to:
Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Neil Townsend, Esq.
Fascimile: 212-702-3644
          If to the Parent or the Buyer, to it at:
Sancompass, Inc.
Encompass Supply Chain Solutions, Inc.
c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Legal Department
Facsimile: 617-652-3661
          with a copy (which shall not itself constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Alyson Allen, Esq.
Facsimile: 617-235-0345

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: David A. Fine, Esq.
Facsimile: 617-235-0030
          If to the Seller, to it at:
Encompass Group Affiliates, Inc.
775 Tipton Industrial Drive
Lawrenceville, GA 30046
Attention: Robert Gowens
Email: rgowens@phoenixmanagement.com
          with a copy (which shall not itself constitute notice) to:
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, PA 19102
Attention: Gary A. Miller
Facsimile: 215-851-8383
     Section 5.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     Section 5.05 Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 5.06 Entire Agreement. This Agreement and, to the extent referenced herein, the Asset Purchase Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

     Section 5.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, e ach of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York.

(b)	Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (i) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.07.
     Section 5.08 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Newco and the Shareholder with the prior written consent of Encompass (which such consent shall not be unreasonably withheld or delayed). Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Newco and the Shareholder.
     Section 5.09 Remedies.
(a)	In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of any covenants or agreements hereunder.

(b)	All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 5.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
     Section 5.11 Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 5.12 Capacity as a Shareholder. The Shareholder does not make any agreement or understanding herein in his capacity as a director or officer of Encompass. The Shareholder makes his agreements and understandings herein solely in his capacity as the record holder and beneficial owner of the Covered Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as a director or officer of Encompass.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SHAREHOLDER:	ACT-DE, LLC

Name:
Title:

NEWCO:	ENCOMPASS SUPPLY CHAIN SOLUTIONS, INC.

Name:
Title:

Schedule A
Existing Shares1

			Total Shares of
		Share of Series C	Common Stock (on an
Beneficial Owner	Share of Common Stock	Preferred Stock	as-converted basis)
ACT-DE, LLC	0	913.79	78,399,417,171.49

[1]	As of the date hereof